Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (May 9, 2014) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2014, of $6,181,000 or $0.79 per share. This compares to net income of $1,999,000 or $0.25 per share for the quarter ended December 31, 2013, and compares to net income of $11,018,000 or $1.40 per share for the quarter ended March 31, 2013.

Included in the results for the quarter ended March 31, 2014 is a negative provision for loan losses of $5.0 million to reduce the Bank’s Allowance for Loan and Lease Losses (“ALLL”) consistent with the Bank’s ALLL methodology. The negative provision was based primarily on notable improvement in the Bank’s credit quality and improvement in the real estate markets in which the Bank operates. Excluding the after tax impact of the negative loan loss provisions, net income for the quarter ended March 31, 2014, would have been $2,931,000 or $0.37 per share.

Included in the results for the quarters ended March 31, 2013, and December 31, 2012, are negative provisions for loan losses of $5.6 million and $4.0 million, respectively, which were necessary to reduce the Bank’s ALLL consistent with the Bank’s ALLL methodology. Excluding the after tax impact of those negative loan loss provisions, net income for the quarter ended March 31, 2013, would have been $7,574,000 or $0.96 per share and net income for the quarter ended December 31, 2012, would have been $5,857,000 or $0.73 per share.

Net income for the six months ended March 31, 2014, was $8,180,000 or $1.04 per share, which included a negative provision for loan losses of $5.0 million. Excluding the after tax impact of the negative loan loss provision, net income would have been $4,930,000 or $0.63 per share for the six months ended March 31, 2014. This compares to net income of $19,335,000 or $2.46 per share for the six months ended March 31, 2013, which included a negative provision for loan losses of $9.6 million. Excluding the after tax impact of the negative loan loss provision, net income would have been $13,431,000 or $1.71 per share for the six months ended March 31, 2013.

Non-interest income was $16,066,000 for the six month period ended March 31, 2014, compared to $35,462,000 for the six month period ended March 31, 2013. This decrease was primarily the result of lower residential loan origination volume in the Bank’s mortgage banking division.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of March 31, 2014, the Bank’s Tier 1 leverage ratio and total risk-based capital ratio was 17.4% and 24.9%, respectively.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank, a nationwide residential mortgage lender, also has loan origination offices in greater Kansas City, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

		Three Months Ended			Six Months Ended
		3/31/14	12/31/13	3/31/13	3/31/14	3/31/13
EARNINGS DATA:
Net interest income	$	10,689	10,889	10,891	21,578	22,072
Provision for loan losses		(5,000)	—	(5,600)	(5,000)	(9,600)
Non-interest income		8,765	7,301	18,965	16,066	35,462
Non-interest expense		14,945	15,120	17,540	30,065	35,695
Income tax expense (benefit)		3,328	1,071	6,898	4,399	12,104

Net income (loss)	$	6,181	1,999	11,018	8,180	19,335

FINANCIAL CONDITION DATA:
Total assets	$	1,184,745	1,181,290	1,179,036	1,184,745	1,179,036
Total loans and mortgage-backed and related securities		820,600	824,598	794,162	820,600	794,162
Customer and brokered deposit accounts		755,204	735,691	817,288	755,204	817,288
Stockholders’ equity		200,374	191,989	190,318	200,374	190,318
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$	25.47	24.40	24.19	25.47	24.19
Earnings (loss) per share		0.79	0.25	1.40	1.04	2.46
Cash dividends paid per share		0.60	—	—	0.60	—
Return on assets (annualized net income divided by total average assets)		2.09%	0.69%	3.62%	1.40%	3.20%
Return on equity (annualized net income divided by average stockholders’ equity)		12.60%	4.13%	23.81%	8.26%	21.38%
Weighted average shares outstanding		7,867,614	7,867,614	7,867,614	7,867,614	7,867,614